Exhibit 99.1

News Release
Arch Chemicals, Inc.
501 Merritt 7
P.O. Box 5204
Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS ISSUES $75 MILLION OF 6.70% SEVEN YEAR SENIOR NOTES

UNDER A $150 MILLION PRIVATE SHELF AGREEMENT

NORWALK, CT, September 1, 2009 — Arch Chemicals, Inc. (NYSE: ARJ) announced that it has issued $75 million principal amount of unsecured Series A Senior Notes (the Notes) to certain affiliates of Prudential Investment Management, Inc. (Prudential). The Notes will mature in August 2016 and bear a fixed annual interest rate of 6.70%. Proceeds from the issuance of the Notes will be used primarily to pay down a portion of the Company’s revolving credit facility. The Notes were issued under a $150 million Note Purchase and Private Shelf Agreement that also provides for the purchase by Prudential’s affiliates, in their sole discretion, of up to an additional $75 million principal amount of notes over the next three years on terms to be determined.

“We’re extremely pleased to have completed this new financing agreement,” said Arch Chemicals’ Vice President and CFO Steven C. Giuliano. “The Notes balance our capital structure with longer term financing and provide additional liquidity well in advance of the maturity of our primary bank credit facilities in 2011. This private placement of seven year Notes, which follows the completion earlier in the year of an unsecured $100 million term loan facility, further strengthens our balance sheet while providing us with added financial flexibility to support the long-term, profitable growth prospects in our core Biocides businesses,” Mr. Giuliano added.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.5 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, treated wood, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

###

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

2